UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

ADTRAN, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-24612	63-0918200
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

(Address of principal executive offices, including zip code)

(256) 963-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2006, the Board of Directors (the “Board”) of ADTRAN, Inc. (“ADTRAN”) approved the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “Stock Plan”) to be effective as of February 14, 2006, subject to the approval of the stockholders. The stockholders of ADTRAN approved the Stock Plan at ADTRAN’s Annual Meeting of Stockholders held on May 9, 2006.

The Board adopted the new Stock Plan, to further the growth and development of ADTRAN by encouraging certain employees of ADTRAN and its affiliates to obtain an ownership interest in ADTRAN. The Stock Plan will also provide employees with an added incentive to continue in the employ of ADTRAN, provide employees with an added incentive to stimulate their efforts in promoting the growth, efficiency and profitability of ADTRAN, and help to attract outstanding employees to the service of ADTRAN. The Compensation Committee of the Board (the “Committee”) administers the Stock Plan. All active employees of ADTRAN are eligible to receive awards under the Stock Plan.

Thirteen million shares of ADTRAN’s common stock are authorized for issuance under the Stock Plan, subject to adjustment under certain circumstances. The Stock Plan permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Each award is subject to an award agreement prepared by, or at the direction of, the Committee. Awards under the Stock Plan may also be designed to qualify as performance-based compensation, as described in Section 162(m) of the Internal Revenue Code of 1986, as amended, and may be awarded based on the attainment of certain performance goals as provided under the Stock Plan.

Incentive or nonqualified stock options may be granted under the Stock Plan at an exercise price that is at least 100% of the fair market value of a share of ADTRAN common stock on the date of grant, may be paid in cash, by tendering shares of ADTRAN common stock that have been held for at least six months, by broker-assisted cashless exercise, or by any other method permitted by the Committee, and may be exercised for up to a maximum term of ten (10) years from the date of grant. Stock appreciation rights represent the right to receive payment in shares of ADTRAN common stock (or, at the Committee’s discretion, in cash or a combination of shares and cash) of the increase in value of shares of ADTRAN common stock on the date of exercise over a fixed grant price. Stock appreciation rights under the Stock Plan may be freestanding, or may be granted in tandem with options. In the event of a tandem grant, the recipient may choose between exercising options and exercising stock appreciation rights. The grant price of each stock appreciation right granted under the Stock Plan will be 100% of the fair market value of a share of common stock on the date of grant. Restricted stock is a grant of shares of ADTRAN common stock subject to restrictions that generally lapse upon vesting. Restricted stock units are grants of restricted shares that will be issued in stock upon vesting.

Unless the Committee specifies otherwise, (i) awards become exercisable with respect to 25% of the award on each of the first four anniversaries of the grant date; (ii) stock options and stock appreciation rights become immediately vested upon a participant’s death or disability, and upon a change of control; (iii) all restricted stock and restricted stock units that are subject to time-based vesting become immediately vested upon a participant’s death or disability, and upon a change of control; and (iv) for restricted stock and restricted stock units that are subject to performance-based vesting, upon the participant’s death or disability or upon a change of control, a portion of the award becomes immediately vested on a pro rata basis (based on the portion of the performance period that has elapsed), as if the performance goals had been achieved at target. Unless otherwise provided, following a termination of employment or service, exercisable options and stock appreciation rights terminate immediately upon the award recipient’s termination of employment for cause, and will remain exercisable (but not beyond the award’s term) for one year, if the termination is due to death, disability or retirement, for three months if after a change of control, and for 90 days if the termination is for any other reason. Unless otherwise determined by the Committee, a recipient of a restricted stock award has full voting rights and dividend rights of a shareholder, but no voting rights attach to restricted stock units unless and until shares of common stock are actually issued. Unless the Committee specifies otherwise, holders of unvested restricted stock units will not receive dividend credits.

Upon a reorganization, the Committee may decide that awards will apply to securities of the resulting corporation, that any or all options and stock appreciation rights will be immediately exercisable, that options and stock appreciation rights will be immediately exercisable and terminate after 30 days’ notice to holders, and/or that awards of restricted stock, or restricted stock units will become immediately fully vested.

The description of the Stock Plan set forth above is qualified in its entirety by reference to the full text of the Stock Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	ADTRAN, Inc. 2006 Employee Stock Incentive Plan (filed as Appendix A to ADTRAN, Inc.’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2006, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 10, 2006.

ADTRAN, Inc.

By:	/s/ James E. Matthews
James E. Matthews
Senior Vice President – Finance
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
10.1	ADTRAN, Inc. 2006 Employee Stock Incentive Plan (filed as Appendix A to ADTRAN, Inc.’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2006, and incorporated herein by reference).